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Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, CT 06901
UBS SECURITES LLC 677 Washington Boulevard Stamford, CT 06901

As of August 30, 2014

SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-2076
Attention:	John C. Popeo Chief Financial Officer

Select Income REIT
$1,000,000,000 Senior Unsecured Bridge Loan
COMMITMENT LETTER

Ladies and Gentlemen:

        Select Income REIT (the "Company" or "you") has advised each of Citigroup Global Markets Inc. ("CGMI"), on behalf of Citi (as defined below), and UBS AG, Stamford Branch ("UBS Bank"; and individually and collectively with UBS Securities LLC ("UBS Securities"), as the context may require, "UBS") (each, and together with any additional Lender which may become a Commitment Party after the date hereof pursuant to a joinder to this Commitment Letter, a "Commitment Party", and collectively, the "Commitment Parties," "we" or "us") that, in connection with the Acquisition described below, the Company intends to obtain a $1,000,000,000 senior unsecured bridge loan (the "Facility"). In connection with the foregoing, (a) CGMI on behalf of Citi is pleased to advise you of its commitment to provide 50% of the entire principal amount of the Facility (such commitment amount being $500,000,000), and (b) UBS Bank is pleased to advise you of its commitment to provide 50% of the entire principal amount of the Facility (such commitment amount being $500,000,000), in each case subject only to the conditions set forth in Section 1(c) of this Commitment Letter (this commitment letter, collectively with Annex I hereto, and as amended or otherwise modified from time to time, this "Commitment Letter") and the section entitled "Conditions Precedent to Funding" contained in Annex I attached hereto. The commitments of Citi and UBS Bank hereunder are several and not joint. Citi and UBS Bank are referred to herein as the "Initial Lenders" and each an "Initial Lender".

        Further, each of CGMI and UBS Securities (each, in such capacity, an "Arranger" and collectively, in such capacities, the "Arrangers") is pleased to inform the Company of its agreement to act as a joint lead arranger and joint book running manager for the Facility, subject only to the conditions set forth in Section 1(c) of this Commitment Letter and the section entitled "Conditions Precedent to Funding" contained in Annex I attached hereto. In addition, (i) CGMI is pleased to inform the Company of Citi's agreement to act as sole administrative agent, and (ii) UBS is pleased to inform the Company of UBS Bank's agreement to act as sole syndication agent for the Facility, in each case subject to the terms and conditions of this Commitment Letter. For purposes of this Commitment Letter, "Citi" shall mean CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as Citi may determine to be appropriate to provide the services contemplated herein.

        The Company has informed us that the Company intends to acquire (the "Acquisition") 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"). The Acquisition of

the Target will be effected pursuant to a merger of the Target with and into a wholly-owned subsidiary of the Company, with such subsidiary being the surviving entity. In addition to financing the Acquisition as described in the preceding sentence, the proceeds of the Facility will be used to pay costs and expenses incurred in connection with the Acquisition, the Facility and related transactions. Capitalized terms not defined herein shall have the meanings given thereto in Annex I.

        Section 1.    Engagement; Matters Related to Engagement; Conditions Precedent.    (a) The Company hereby engages the Arrangers, on an exclusive basis, to act as joint lead arrangers and joint book running managers in connection with the Facility. The parties agree that Citi will act as the sole administrative agent and UBS Bank will act as sole syndication agent with respect to the Facility. Citi shall have "left" placement in any and all marketing materials or other documentation used in connection with the Facility (and shall hold the leading role and responsibilities conventionally associated with such "left" placement), and UBS shall be immediately to the right of Citi in any and all marketing materials or other documentation used in connection with the Facility.

        (b)   The Company acknowledges that the Arrangers have been engaged, in their capacities as such, solely to provide the services set forth in this Commitment Letter. In rendering such services, the Arrangers shall act as independent contractors, and any obligations of the Arrangers arising out of their engagement hereunder shall be owed solely to the Company.

        (c)   The obligations of each Arranger and its affiliates and each Commitment Party and its affiliates hereunder are several and not joint and are subject solely to satisfaction of the following conditions: (i) the negotiation, execution and delivery by the Borrower and the Guarantors of customary definitive documentation with respect to the Facility, based on documentation relating to the Existing Credit Facility, consistent with the terms and conditions of this Commitment Letter, with such changes as are described in Annex I and otherwise satisfactory to each Arranger and its counsel and each Commitment Party and its counsel, as applicable (as amended or otherwise modified from time to time, the "Operative Documents"); (ii) the payment in full of all fees, expenses and other amounts due and payable by the Borrower on or prior to the Closing Date (which fees and expenses shall have been invoiced at least two business days prior to being due and payable) under this Commitment Letter (which amounts may be offset against the proceeds of the Facility); (iii) the execution and delivery by the Borrower of this Commitment Letter; and (iv) the satisfaction of the other conditions precedent to the initial funding of the Facility contained in the section entitled "Conditions Precedent to Funding" in Annex I.

        Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties which shall be a condition to availability and funding of the Facility on the Closing Date shall be (A) such of the representations made by the Target or its affiliates in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the "Acquisition Agreement Representations") and (B) the Specified Representations (as defined below) and (ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Section 1(c) of this Commitment Letter and the conditions contained in the section entitled "Conditions Precedent to Funding" in Annex I are satisfied (it being acknowledged that delivery of guaranties to be provided by the Target and any subsidiary of the Target that is required to become a Guarantor shall be effected on the Closing Date substantially simultaneously with the consummation of the Acquisition). For purposes hereof, "Specified Representations" means the representations and warranties made by the Company and each Guarantor in the Operative Documents as to corporate status, corporate power and authority to enter into the Operative Documents; the due authorization, execution, delivery and enforceability of the Operative Documents; the Operative Documents not conflicting with charter documents of the Company and

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each Guarantor or law; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis (in the manner consistent with Exhibit B attached to Annex I hereto); Federal Reserve margin regulations; use of proceeds of the Facility not violating anti-money laundering, anti-terrorism and anti-bribery laws, the Patriot Act or OFAC; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions".

        Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Facility on the Closing Date are subject solely to the conditions precedent set forth in Section 1(c) and the conditions precedent contained in the section entitled "Conditions Precedent to Funding" in Annex I. The parties hereto agree to use good faith efforts to negotiate and finalize the Operative Documents reasonably in advance of the anticipated Closing Date.

        Section 2.    Commitment Termination.    This Commitment Letter and the commitments hereunder will terminate on the earlier to occur of (a) March 31, 2015, and (b) the date the Operative Documents become effective (in which case the commitments shall survive under the Operative Documents) (such earlier date, the "Termination Date"). The Initial Lenders' commitments hereunder shall be superseded by the commitments in respect of the Facility set forth in the Operative Documents.

        Section 3.    Syndication.    Each Arranger reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Facility to one or more financial institutions and institutional lenders that will become parties to the Operative Documents as Lenders, provided that each such financial institution or institutional lender to whom any portion of the Facility is syndicated on or before the execution of the Operative Documents shall be reasonably satisfactory to you (it being understood that after the execution of the Operative Documents the provisions of the Operative Documents shall govern your rights to approve such financial institutions and institutional lenders; provided that in the absence of a default or an event of default under the Operative Documents, this Commitment Letter or the Fee Letter, your consent (not to be unreasonably withheld or delayed) will be required in the case of any assignment of all or a portion of the Facility or any commitments in respect thereof to any person or entity other than a Lender, an affiliate of a Lender or an Approved Fund (as defined in the Existing Credit Facility)); provided further that notwithstanding anything to the contrary contained in this Commitment Letter in no event may all or any portion of the Facility be syndicated or later assigned to Deutsche Bank AG or any of its affiliates. The Company understands (i) that each Arranger intends to commence such syndication efforts promptly and (ii) each Arranger may elect to appoint one or more agents to assist it in such syndication efforts. Each Arranger agrees that any such agent will be reasonably satisfactory to you.

        The Arrangers will cooperate with each other and collectively manage all aspects of the syndication of the Facility in consultation with the Company, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (subject to the Company's consent rights provided herein), the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders (which shall not exceed the amounts agreed to by the Company herein and in the Fee Letter).

        The commitments of the Commitment Parties hereunder shall be reduced, on a ratable basis, dollar-for-dollar as and when commitments for the Facility are received from Lenders approved by the Arrangers and, to the extent expressly provided herein, by the Borrower; provided that, notwithstanding any other provision in this Commitment Letter, with respect to any assignment to any Lender, no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender including its commitments in respect thereof, until after the Closing Date

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has occurred; provided further that the Commitment Parties shall be relieved of such obligations to the extent of the commitment of any Lender that executes a joinder to this Commitment Letter and becomes a Commitment Party hereunder (provided that such joinder is also executed by the Borrower).

        Until the earliest of (x) the termination of the syndication of the Facility as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined below) and (z) 90 days after the Closing Date (such period, the "Syndication Period"), the Company shall assist the Arrangers in forming a syndicate reasonably acceptable to the Arrangers and the Company. The Company's assistance in forming such syndicate shall include but not be limited to: (a) making senior management, representatives and advisors of the Company available (and using commercially reasonable efforts to cause senior management, representatives and advisors of the Target to be made available) to participate in a reasonable number of informational meetings with potential Lenders at times and places to be mutually agreed; (b) using commercially reasonable efforts to ensure that the syndication effort benefits from the Company's existing lending relationships; (c) assisting (including using commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a customary confidential information memorandum for the Facility and other customary marketing materials to be used in connection with the syndication of the Facility; (d) providing the Arrangers with customary projections of the Company and its subsidiaries, including updated projections of the Company and its subsidiaries, from time to time reasonably requested by the Arrangers during the Syndication Period; and (e) promptly providing the Arrangers with customary and reasonably available information about the Company and its subsidiaries and their businesses (and the Company will use its commercially reasonable efforts to obtain such information from the Target and its subsidiaries (to the extent relating to the Target and such subsidiaries)) to the extent reasonably requested by the Arrangers and reasonably deemed necessary by them to successfully complete the syndication of the Facility. Without limiting your obligations to assist with the syndication efforts as set forth herein, the Commitment Parties agree that the commitments of the Commitment Parties to fund the Facility on the Closing Date are not conditioned upon the Company's compliance with the foregoing or the commencement, conduct or completion of the syndication of the Facility or the completion of a Successful Syndication and in no event shall the successful syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date. "Successful Syndication" as used herein shall mean the Arrangers and their affiliates holding commitments or loans in the aggregate representing not more than $500,000,000 of the aggregate commitments or loans in respect of or under the Facility.

        The Company acknowledges that (i) the Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the "Company Materials") on a confidential basis to potential Lenders by posting the Company Materials on IntraLinks®, Debtdomain®, the Internet or another similar electronic system (the "Platform") and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you) (each, a "Public Lender"). The Company agrees that (A) at the request of the Arrangers, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you, your affiliates or any securities of any thereof for purposes of United States federal and state securities laws; (B) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked "PUBLIC" which, at a minimum, will mean that the word "PUBLIC" will appear prominently on the first page thereof; (C) by marking Company Materials "PUBLIC," the Company will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you, your affiliates or any securities of any thereof for purposes of United States federal and state securities laws; (D) all Company Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Lender," and (E) the Arrangers will be entitled

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to treat any Company Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Lender."

        It is understood that in connection with your assistance described above, you will provide customary authorization letters (in the case of a public-side version of the Company Materials, containing a customary representation as to the absence of material non-public information therefrom) authorizing the distribution of the Company Materials to prospective Lenders.

        To ensure an orderly and effective syndication of the Facility, the Company agrees that, during the Syndication Period, the Company will not and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof) other than the Facility, without the prior written consent of the Arrangers; provided, however, that the foregoing shall not limit the Company's or any subsidiary's ability to issue common equity, preferred equity, public or 144/Regulation S debt securities, non-recourse property level secured debt or other mortgage financing, any revolving credit indebtedness incurred under the Existing Credit Facility (as defined in Annex I) (including, provided that there has been a Successful Syndication, pursuant to any increase in commitments thereunder) or in the ordinary course of business, any capitalized leases or purchase money financings, any equity or debt securities or other debt issued to finance the Acquisition or any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition.

        The Company agrees that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Arrangers (such consent not to be unreasonably withheld). The Company further agrees that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided in this Commitment Letter and the Fee Letter.

        Section 4.    Fees.    The Company will pay (or cause to be paid) the non-refundable fees (when due and payable) set forth in (a) Annex I and (b) without duplication, the separate letter agreement dated as of the date hereof executed and delivered by the Company and the Arrangers, as the same may be amended from time to time (as amended or otherwise modified from time to time, the "Fee Letter") in accordance with the terms thereof. The Company agrees that the Commitment Parties shall be granted the benefit of "most favored nation" treatment with respect to any beneficial terms whether economic or otherwise) granted to any Lender or any affiliate of any Lender to induce such Lender to extend its commitment to the Facility (exclusive of any such grant that would violate Section 106 of the Bank Holding Company Act Amendments of 1970, 12 U.S.C. 1972). Such "most favored nation" treatment shall not, however, require the Arrangers, the Commitment Parties or their respective affiliates to accept any term or condition that is less favorable to them than those presently existing. Upon its execution and delivery, the terms of the Fee Letter shall become an integral part of each Arranger's and each Commitment Party's obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and Annex I shall be nonrefundable when paid except as expressly set forth therein.

        Section 5.    Indemnification.    You agree to indemnify and hold harmless each Arranger, each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, partners, employees, agents, advisors and representatives (each, an "Indemnified Person", and collectively, the "Indemnified Persons") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity), joint or several, that may be incurred by or asserted or awarded

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against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facility, or any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Company or any of its subsidiaries or affiliates to any of the Indemnified Person or any other person or entity in connection with the Facility or any commitment in respect thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, willful misconduct or bad faith breach of a material provision of this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by the Company, the Target, any of your or their affiliates, any of your or their respective security holders or creditors, an Indemnified Person or any other person or entity, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The reimbursement and indemnity obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of any Arranger and any Commitment Party and the partners, directors, agents, employees, and controlling persons or entities (if any), as the case may be, of any Arranger or any Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Arranger, each Commitment Party, any such affiliate and any such person or entity.

        If any action, litigation, proceeding or investigation is commenced as to which any of the Indemnified Persons proposes to demand indemnification, they shall notify the Company with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Company shall not relieve the Company from its obligations hereunder. The Indemnified Persons shall have the right to retain counsel of their choice (which counsel shall be reasonably acceptable to the Company and limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity), and the Company shall jointly and severally pay the reasonable and documented fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. Without the prior written consent of the applicable Indemnified Person, the Company shall not settle or compromise any claim with respect to such Indemnified Person under this section, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the applicable Indemnified Persons of an unconditional and irrevocable release from all liability in respect of such claim.

        None of the Company or any of your affiliates or any Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) arising out of, related to or in connection with the transactions contemplated hereby for special, indirect, consequential or punitive damages, provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. It is further agreed that in connection with the transactions contemplated hereby each Arranger and each Commitment Party shall have liability only to you and shall have no third party liability to any other person or entity.

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        The Company acknowledges that information and documents relating to the Facility may be transmitted through the Platform. No Indemnified Person will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons or entities of information or other materials sent through the Platform that are intercepted by such persons or entities, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, willful misconduct or bad faith breach of a material provision of this Commitment Letter.

        Section 6.    Costs and Expenses.    You shall pay or reimburse each Arranger and each Commitment Party on demand for all reasonable and documented out-of-pocket costs and expenses incurred by such Arranger and its affiliates or such Commitment Party and its affiliates, as applicable (whether incurred before or after the date hereof), in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including, without limitation, the reasonable and documented fees and disbursements of counsel (limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction), regardless of whether any of the transactions contemplated hereby are consummated. The Company further agrees to pay all reasonable and documented out-of-pocket costs and expenses of each Arranger and its affiliates and each Commitment Party and its affiliates (including, without limitation, reasonable fees and disbursements of counsel (limited to a single counsel to the Arrangers, the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected person or entity)) incurred in connection with the enforcement of any of its rights or remedies hereunder.

        Section 7.    Confidentiality.    (a) By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person or entity. Notwithstanding the foregoing, (i) the Company may disclose this Commitment Letter and the Fee Letter (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Arrangers) to the Target and its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential basis in connection with the Acquisition and the other transactions contemplated hereby, (ii) the Company may disclose this Commitment Letter and the Fee Letter to its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential basis in connection with the transactions contemplated hereby, (iii) the Company may disclose this Commitment Letter as may be required by law, or compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority, (iv) the Company may disclose this Commitment Letter to rating agencies, on a confidential basis, (v) following the Company's acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Arrangers as provided below, the Company may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (vi) the Company may make such other public disclosures of any of the terms and conditions hereof as the Company is required by law to make, including but not limited to any filings with the Securities and Exchange Commission and any other applicable regulatory authorities and stock exchanges; (vii) the Company may disclose this Commitment Letter (but not the Fee Letter) in any offering memoranda relating to any issuance and sale by the Company of unsecured notes (the "Notes") in a public offering or in a Rule 144A or other private placement, (viii) the Company may disclose the fees as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition and the other transactions contemplated thereby to the extent customary or required in any public release or

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filing relating to the Acquisition and the other transactions contemplated thereby, and (ix) with our prior written consent.

        (b)   We will treat as confidential all confidential information provided to us by or on behalf of you hereunder, provided that nothing herein shall prevent us from disclosing any such information (i) as may be required by law, or compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (iii) to our officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors and service providers on a confidential basis, and (iv) to actual or potential assignees or participants in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, provided that our confidentiality obligations under this sentence shall terminate on the earlier of (x) the Closing Date and (y) one year following the date of this Commitment Letter, provided that for the avoidance of doubt, the confidentiality undertakings set forth in this paragraph shall automatically terminate and be superseded by the provisions of the Operative Documents upon the effectiveness thereof. We further advise you that we will not make available to you confidential information that we may have obtained or may obtain from any other customer.

        (c)   Notwithstanding any other provision in this agreement or any other document, the parties hereby agree that each party (and each employee, representative, or other agent of each party) may disclose to any and all persons and entities, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such United States tax treatment and United States tax structure.

        Section 8.    Representations and Warranties of the Company.    You represent and warrant (which representation and warranty shall be deemed to be to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) that (a) all information, other than Projections (as defined below) and information of a general economic or industry nature, that has been or will hereafter be made available to the Arrangers, the Commitment Parties, any Lender or any potential Lender by or on behalf of the Company, or any of your representatives in connection with the transactions contemplated hereby (the "Information"), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (taking into account the consummation of the transactions contemplated hereby), if any, that have been or will be prepared by or on behalf of the Company, or any of your representatives and made available to the Arrangers, the Commitment Parties, any Lender or any potential Lender (the "Projections") have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available to the Arrangers or the Commitment Parties. If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company will promptly supplement the Information and or Projections so that such representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

        In issuing this Commitment Letter and in arranging the Facility, including the syndication of the Facility, the Arrangers and the Commitment Parties will be entitled to use, and to rely on the accuracy of, the Information furnished to them by or on behalf of the Company, its affiliates and any of your respective representatives without responsibility for independent verification thereof.

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        Section 9.    No Third Party Reliance, Not a Fiduciary, Etc.    The agreements of each Arranger and each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for your benefit and the benefit of such Arranger, Commitment Party, or Lender, as applicable, and may not be relied upon or enforced by any other person or entity. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without each Arranger's and each Commitment Party's prior written consent.

        You hereby acknowledge that each Arranger and each Commitment Party is acting pursuant to a contractual relationship on an arm's length basis, and the parties hereto do not intend that any Arranger or any Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person or entity, in each case in connection with the transactions contemplated hereby. Each Arranger and each Commitment Party hereby expressly disclaims any fiduciary relationship to you in connection with the transactions contemplated hereby and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that no Arranger or Commitment Party has advised or is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

        You understand that each Arranger and its affiliates and each Commitment Party and its affiliates (in each case, collectively, a "Group") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) and that no Group is required to restrict its activities as a result of this Commitment Letter except to the extent required by applicable law. Members of each Group and businesses within such Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.

        You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or their respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.

        You acknowledge that the Company has retained UBS as a financial advisor (in such capacity, the "Financial Advisor") in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor by the Company and, on the other hand, UBS and UBS affiliates' relationships with you as described and referred to herein.

        Section 10.    Assignments.    The Company may not assign or delegate any of its rights or obligations under this Commitment Letter without each Arranger's prior written consent, and any attempted assignment without such consent shall be void ab initio.

        Section 11.    Amendments.    This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

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        Section 12.    Governing Law, Etc.    THIS COMMITMENT LETTER, AND ALL RIGHTS, REMEDIES, OBLIGATIONS, CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT TO TERMINATE (OR DECLINE TO PERFORM) YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, FOR THE PURPOSES OF THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission (including PDF's) shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The reimbursement (if applicable), indemnification, sharing of information, jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions (except as expressly set forth in Section 7(b)) contained herein and in the Fee Letter shall remain in full force and effect regardless of whether any Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder, provided that your obligations under this Commitment Letter (but not the Fee Letter, and other than your obligations with respect to (a) assistance to be provided in connection with the syndication of such commitments during the Syndication Period and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.

        Section 13.    Taxes; Payments.    All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

        To the fullest extent permitted by law, the Company will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company's obligation to make, or the right of any Arranger or any Commitment Party to receive, such payments.

10

        Section 14.    WAIVER OF JURY TRIAL, ETC.    EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LITIGATION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        The Company hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or other proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, arising out of or relating to this Commitment Letter or the transactions contemplated hereby, against the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each party hereto irrevocably and unconditionally submits to the jurisdiction of such courts, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the extent permitted or required by law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or Federal court specified in the preceding paragraph, and (ii) the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court.

        A final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent, the Arrangers, the Commitment Parties or any other Indemnified Persons to bring any action, litigation or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby against the Company or its property in the courts of any jurisdiction.

        Section 15.    Time of Essence.    Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment Letter.

        Section 16.    Patriot Act Compliance.    Each of Citi and UBS hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), each Arranger, each Commitment Party and the Lenders are required to obtain, verify and record information that identifies the Company and each affiliate thereof that is a party to the Operative Documents, which information includes the name, address, tax identification number and other information regarding the Company and such affiliates that will allow each Arranger, each Commitment Party or such Lender to identify the Company and each such affiliate in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Arrangers, the Commitment Parties and the Lenders.

        Section 17.    Power, Authority and Binding Effect.    Each of the parties hereto represents and warrants to each of the other parties hereto that (a) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (b) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding

11

agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

[Balance of Page Intentionally Left Blank.]

12

        Please indicate the acceptance by the Company of the provisions hereof by signing a copy of this Commitment Letter and returning it to David Bouton, Managing Director, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 or via electronic transmission to david.bouton@citi.com, at or before 5:00 p.m. (New York City time) on September 1, 2014, the time at which the obligations of the Commitment Parties set forth above (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by electronic transmission, please arrange for executed originals to follow to counsel to CGMI.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ DAVID BOUTON
Name:	David Bouton
Title:	Managing Director
UBS AG, STAMFORD BRANCH
By:	/s/ LUKE BARTOLONE
Name:	Luke Bartolone
Title:	Director
By:	/s/ MICHAEL LAWTON
Name:	Michael Lawton
Title:	Leveraged Capital Markets Executive Director
UBS SECURITIES LLC
By:	/s/ LUKE BARTOLONE
Name:	Luke Bartolone
Title:	Director
By:	/s/ MICHAEL LAWTON
Name:	Michael Lawton
Title:	Leveraged Capital Markets Executive Director

ACCEPTED AND AGREED on August 30, 2014:
SELECT INCOME REIT
By:	/s/ JOHN C. POPEO
Name:	John C. Popeo
Title:	Treasurer

S-1

ANNEX I

SUMMARY OF TERMS

[see attached pages.]

 Annex I

Summary of Terms and Conditions

SELECT INCOME REIT

$1,000,000,000 Senior Unsecured Bridge Loan

As of August 30, 2014

BORROWER:	Select Income REIT (the "Borrower").
GUARANTORS:	Consistent with the Existing Credit Facility (defined below).
EXISTING CREDIT FACILITY:
The existing $750 million revolving credit facility extended pursuant to that certain Credit Agreement dated as of March 12, 2012 by and among the Borrower, the financial institutions party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent, and the other agents and arrangers party thereto, as amended through the date of the Commitment Letter (as defined below) (the "Existing Credit Facility"). Capitalized terms used and not defined herein are used as defined in the Existing Credit Facility.
JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	The Joint Lead Arrangers and Bookrunners will be Citigroup Global Markets Inc. ("CGMI") and UBS Securities LLC (the "Arrangers").
ADMINISTRATIVE AGENT:	An affiliate of CGMI will act as the administrative agent (the "Administrative Agent").
SYNDICATION AGENT:	UBS Securities LLC (the "Syndication Agent").
LENDERS:	Syndicate of Lenders acceptable to the Arrangers and Borrower (collectively, the "Lenders").
FACILITY:	$1,000,000,000 (the "Facility Amount") senior unsecured bridge loan (the "Bridge Loan").
AVAILABILITY:	The Facility Amount will be disbursed in a single drawing on the Closing Date.
PURPOSE:
To consummate the acquisition (the "Acquisition") by the Borrower of 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"), and for the payment of costs and expenses incurred in connection with the Acquisition, the Bridge Loan and related transactions.
AMORTIZATION:
Interest only during the term of the Bridge Loan (except as provided in the Mandatory Prepayments section below). The outstanding principal balance of the Bridge Loan will be due in full on the Maturity Date.
MATURITY:	The Bridge Loan shall mature 364 days after the Closing Date (the "Maturity Date").

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 1

OPTIONAL PREPAYMENT:	The Borrower may prepay the Bridge Loan, in whole or in part, at any time without fees, premiums or penalty, subject to customary reimbursement of the Lenders' pro rata breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period.
MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:
An amount equal to the following amounts shall be applied to prepay the Bridge Loan, without fees, premiums or penalty (other than customary breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period) (and, prior to the Closing Date, the commitments pursuant to the Commitment Letter relating to the Bridge Loan to which the Arrangers and the Borrower are parties (the "Commitment Letter") or the definitive loan documentation for the Bridge Loan, as applicable, shall be permanently and automatically reduced by an amount equal to): 100% of the Net Cash Proceeds of all (i) Capital Raising Transactions, (ii) Material Asset Sales (as defined below) and (iii) cash equity contributions to the Borrower, in each case on or after the date of the Commitment Letter.

A "Capital Raising Transaction" shall be public or 144A common equity, preferred equity (including preferred equity convertible into common stock), or debt securities (including debt securities convertible into common stock) or other unsecured debt for borrowed money issued or guaranteed by the Borrower; provided, however, that "Capital Raising Transaction" shall not include (i) intercompany debt among the Borrower and/or its subsidiaries; (ii) borrowings under the Existing Credit Facility (including, provided that there has been a Successful Syndication, pursuant to any increase in commitments thereunder); (iii) any equity or debt securities (with the exception of any notes issued by the Borrower with the express intention of the Borrower to replace all or a portion of the Facility) or other unsecured debt issued to finance the Acquisition; and (iv) any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition. Other customary carveouts to be agreed by the parties.

A "Material Asset Sale" (i) shall mean any non-ordinary course asset sale by the Borrower or any of its subsidiaries generating Net Cash Proceeds in excess of $5,000,000 in any transaction and (ii) shall in any event exclude the Healthcare Properties Sale (as defined in the Acquisition Agreement).

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 2

"Net Cash Proceeds" shall mean (a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such asset sale, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any Operative Document or instrument with respect to a lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person or entity (other than the Borrower or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale, and (5) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof.

Upon each repayment or prepayment of the Bridge Loan, the aggregate Bridge Loan commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by the amount of such repayment or prepayment. Amounts repaid may not be reborrowed. Once terminated, a Bridge Loan commitment may not be reinstated.
INTEREST RATE:	Pricing (the "Applicable Margin") will be determined in accordance with the applicable pricing grid as set forth in the attached Exhibit A.

If the Borrower has not obtained an Investment Grade Rating on the Closing Date, the Applicable Margin will be based on the leverage-based pricing grid as set forth on Exhibit A until the Borrower makes a Pricing Grid Election.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 3

If the Borrower obtains a minimum of two senior unsecured investment grade ratings from S&P, Moody's or Fitch (an "Investment Grade Rating"), then upon written notice to the Administrative Agent, the Borrower may irrevocably elect (a "Pricing Grid Election") that at all times after such election the Applicable Margin with respect to the Bridge Loan be based on the Borrower's Credit Ratings as set forth in the ratings-based pricing grid as set forth on Exhibit A. If the Borrower obtains ratings from Moody's, S&P and Fitch that are not equivalent, the Applicable Margin shall be determined by the lower of the highest two ratings. If the Borrower obtains ratings from only Moody's and S&P, the Applicable Margin shall be determined by the higher of the two ratings. If the Borrower obtains ratings from only one of S&P or Moody's plus Fitch, the Applicable Margin shall be determined by the S&P or Moody's rating. If the Borrower shall cease to have a Credit Rating from S&P or Moody's, the Applicable Margin shall be determined based on Level 5 of such table.

"LIBOR" means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 4

"Interest Period" means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a notice of borrowing, notice of continuation or notice of conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a business day shall end on the immediately following business day (or, if such immediately following business day falls in the next calendar month, on the immediately preceding business day).

"Base Rate" means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

"LIBOR Market Index Rate" means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 11:00 a.m. Eastern Standard time for such day (or if such day is not a business day, the immediately preceding business day). The LIBOR Market Index Rate shall be determined on a daily basis.
Interest will be payable monthly, computed on the actual days elapsed in a 360 day year.

Bridge Loan documentation will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law, and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any failure to borrow a LIBOR loan, or any repayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. While an event of default exists, the interest rate on all outstanding obligations will be equal to the Base Rate plus the Applicable Margin plus 2.0%. The loan documentation will contain customary provisions addressing the Foreign Account Tax Compliance Act.
CERTAIN FEES:	As set forth in Exhibit A.
FINANCIAL COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
OTHER COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
REPORTING REQUIREMENTS:	Same as, and limited to those contained in, the Existing Credit Facility.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 5

INDEMNIFICATION:	Same as Existing Credit Facility.
CONDITIONS PRECEDENT TO FUNDING:
Limited to those conditions set forth in Section 1(c) of the Commitment Letter, plus the conditions set forth below (the date upon which all such conditions precedent to funding shall be satisfied and the funding of the Bridge Loan occurs, the "Closing Date"):
1.
The Administrative Agent shall have received (a) customary legal opinions as reasonably required by the Administrative Agent, (b) evidence of authorization and organizational documents with respect to the Borrower and the Guarantors consisting of (i) applicable certificates or articles of incorporation, formation, organization, limited partnership or other comparable organizational instrument of the Borrower and each Guarantor certified by the secretary of state, (ii) incumbency certificate for the Borrower and each Guarantor, (iii) copies of applicable organizational documents of the Borrower and each Guarantor certified by an officer of the Borrower or such Guarantor, as applicable and (iv) customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower and each Guarantor), (d) customary insurance certificates or other evidence of insurance coverage and (e) a customary borrowing notice.
2.
The substantially concurrent consummation of the Acquisition on or prior to the Closing Date in accordance in all material respects with that certain Agreement and Plan of Merger, dated as of August 30, 2014 (such agreement, including all exhibits and schedules thereto, the "Acquisition Agreement"), by and among Select Income REIT, a wholly owned subsidiary of Select Income REIT that is a Maryland limited liability company and Cole Corporate Income Trust, Inc. (the "Acquisition Company"), without amendment, modification or waiver thereof or any consent thereunder (including any change in the definition of Company Material Adverse Effect or the lender protective provisions or in the purchase price (excluding any adjustments provided for in the Acquisition Agreement but including, without limitation, any material increase in the purchase price in relation to a Superior Proposal (as defined in the Acquisition Agreement) pursuant to Section 6.3 of the Acquisition Agreement) which is materially adverse to the Lenders (unless consented to by the Arrangers).

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 6

3.	(a) Except as set forth in (i) the publicly available Company SEC Documents (as defined in the Acquisition Agreement) filed with or furnished to the Securities Exchange Commission, as have been amended since the time of their filing with the Securities Exchange Commission on or after January 1, 2012 and prior to the date of the Acquisition Agreement (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to the following is reasonably apparent on its face; and (ii) the disclosure letter delivered by the Target to the Borrower immediately prior to the execution of the Acquisition Agreement (it being agreed that any disclosure set forth in such disclosure letter shall only qualify or modify the following to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies the following): from January 1, 2014 through the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement) or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) since the date of the Acquisition Agreement through the closing of the Acquisition, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 7

"Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Acquisition Company and the Company Subsidiaries (as defined in the Acquisition Agreement), taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Acquisition Company to consummate the Acquisition before the Outside Date (as defined in the Acquisition Agreement); provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Acquisition Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (as defined in the Acquisition Agreement) (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law (as defined in the Acquisition Agreement) of or by any Governmental Entity (as defined in the Acquisition Agreement) after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of the Acquisition Agreement, or the consummation or anticipation of the Acquisition or the other Transactions (as defined in the Acquisition Agreement), other than for purposes of Section 4.5 and Section 8.2(a) of the Acquisition Agreement to the extent related to Section 4.5 of the Acquisition Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Acquisition Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property (as defined in the Acquisition Agreement) that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof, or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Acquisition Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Acquisition Company and the Company Subsidiaries operate.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 8

	4.	To the extent reasonably requested at least 10 business days prior to the Closing Date, the Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information with respect to the Borrower and the Guarantors that the Administrative Agent or the Arrangers reasonably determine is required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
5.
The Arrangers shall have received (a) audited financial statements for the Target for the fiscal year most recently ended at least 90 days before the Closing Date (without any qualified opinion thereon) and (b) to the extent available, unaudited financial statements for the Target for each completed fiscal quarter since the date of such audited financial statements ending at least 45 days before the Closing Date, which shall be prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles.
	6.	The Specified Representations shall be true and correct in all material respects as of the Closing Date.
7.
The Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date except to the extent that the Borrower would not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
REPRESENTATIONS AND WARRANTIES:	Subject in all respects to the Certain Funds Provisions, same as, and limited to those contained in, the Existing Credit Facility.
EVENTS OF DEFAULT:	Same as, and limited to those contained in, the Existing Credit Facility.
ASSIGNMENTS/ PARTICIPATIONS:
Same as Existing Credit Facility; provided that, notwithstanding any other provision in the Operative Documents, with respect to any assignment to any Lender, no Commitment Party (as defined in the Commitment Letter) shall be relieved, released or novated from its obligations under the Commitment Letter (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender, including its commitments in respect thereof, until after the Closing Date has occurred.
WAIVERS AND AMENDMENTS:	Same as Existing Credit Facility.
EXPENSES:
The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Bridge Loan, including, without limitation, the reasonable and documented legal fees of Shearman & Sterling LLP, counsel to the Administrative Agent and the Arrangers, regardless of whether or not the Bridge Loan is closed. The Borrower will also pay the reasonable and documented expenses of each Lender in connection with the "workout" or enforcement of any loan documentation for the Bridge Loan.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 9

GOVERNING LAW:	New York.
OTHER:
Subject in all respects to the Certain Funds Provisions, the definitive documentation for the Bridge Loan shall include customary representations regarding anti-corruption laws, and, consistent with the Existing Credit Facility, waivers by each party to its right to trial by jury and submission by each party to State of New York jurisdiction.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 10

 EXHIBIT A

PRICING GRID

Leverage-based Pricing Grid:

TOTAL INDEBTEDNESS TO TOTAL ASSET VALUE	< 35%	> 35% BUT < 45%	> 45% BUT < 50%	> 50% BUT < 55%	> 55% BUT < 60%
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN*	155.0	175.0	185.0	210.0	230.0

Investment Grade-based Pricing Grid:

RATINGS: S&P AND MOODY'S	THE GREATER OF A- AND A3	THE GREATER OF BBB+ AND BAA1	THE GREATER OF BBB AND BAA2	THE GREATER OF BBB- AND BAA3	BELOW BOTH BBB- AND BAA3
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN*	112.5	122.5	140.0	175.0	215.0

*
In basis points per annum

        All margins and fees change as of the first day of the month following the rating classification changes.

FUNDING FEE:	35 bps due to the Lenders on their respective commitment amounts funded at the closing of the Bridge Loan, due and payable on the Closing Date (if the Closing Date occurs).
DURATION FEE:
The Borrower will pay to the Lenders pro rata based on each Lender's outstanding principal amount of the Bridge Loan at the applicable time, (a) 25 bps on the outstanding principal amount of the Bridge Loan on the 90th day following the Closing Date, (b) 50 bps on the outstanding principal amount of the Bridge Loan on the 180th day following the Closing Date, and (3) 75 bps on the outstanding principal amount of the Bridge Loan on the 270th day following the Closing Date.
TICKING FEE:
The Borrower will pay to the Administrative Agent, for the account of the applicable Lenders, a ticking fee, which shall accrue from January 2, 2015 to the date such ticking fee is paid, in an amount equal to 0.20% per annum of the average daily aggregate amount of unused commitments of the Lenders that have any such unused commitments in respect of the Facility, earned on the date of the acceptance by the Company of the Commitment Letter, and due and payable on the earlier to occur of (i) the Closing Date, and (ii) March 31, 2015.

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 11

 EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[    •    ], 20

        This Solvency Certificate is being executed and delivered pursuant to Section [    •    ] of that certain [    •    ](1) (the "Loan Agreement"); the terms defined therein being used herein as therein defined.

        I, [    •    ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

        I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

(1)
Describe the Credit Agreement

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 12

        IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[•]

$1,000,000,000 Senior Unsecured Bridge Loan                                    Confidential                                     Page 13

QuickLinks

  Exhibit 10.1
Select Income REIT $1,000,000,000 Senior Unsecured Bridge Loan COMMITMENT LETTER
ANNEX I SUMMARY OF TERMS
  Annex I
Summary of Terms and Conditions SELECT INCOME REIT $1,000,000,000 Senior Unsecured Bridge Loan As of August 30, 2014
EXHIBIT A PRICING GRID
EXHIBIT B FORM OF SOLVENCY CERTIFICATE